                                                   ---------------------------
                                                          OMB APPROVAL
                                                   ---------------------------
                                                   OMB number:       3235-0145
                                                   Expires:   October 31, 1994
                                                   Estimated average burden
                                                   hours per response... 14.90
                                                   ---------------------------




                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.      )*
                                           -----

                          Endocardial Solutions, Inc.
         -------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.01 par value
              ---------------------------------------------------
                        (Title of Class of Securities)

                                   292962107
                   -----------------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO. 292962107                   13G                PAGE 2 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      New Enterprise Associates V, Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,109,559 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,109,559 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,109,559 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      12.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 292962107                   13G                PAGE 3 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      NEA Partners V, Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,109,559 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,109,559 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,109,559 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      12.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 292962107                   13G                PAGE 4 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      NEA ONSET Partners, Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,109,559 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,109,559 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,109,559 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      12.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 292962107                   13G                PAGE 5 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Cornelius C. Bond, Jr.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          461,765 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          461,765 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      461,765 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 292962107                   13G                PAGE 6 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Nancy L. Dorman

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            4,341 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,109,559 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             4,341 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,109,559 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,113,900 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      12.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 292962107                   13G                PAGE 7 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      C. Richard Kramlich

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            17,213 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,109,559 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             17,213 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,109,559 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,126,772 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      12.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 292962107                   13G                PAGE 8 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Arthur J. Marks

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,109,559 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,109,559 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,109,559 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      12.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 292962107                   13G                PAGE 9 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Thomas C. McConnell

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,250 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,109,559 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,250 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,109,559 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,110,809 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      12.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 292962107                   13G               PAGE 10 OF 21 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Charles W. Newhall III

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,703 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,109,559 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,703 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,109,559 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,112,262 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      12.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name of Issuer:  Endocardial Solutions, Inc.
            --------------

Item 1(b).  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------
            1350 Energy Lane, Suite 110, St. Paul MN  55108

Item 2(a).  Names of Persons Filing:  New Enterprise Associates V, Limited
            -----------------------
            Partnership ("NEA V"); NEA Partners V, Limited Partnership ("NEA Partners V"), which is the sole general partner of NEA V, and NEA ONSET Partners, Limited Partnership ("ONSET Partners"); and Cornelius J. Bond, Jr. ("Bond"), Nancy L. Dorman ("Dorman"), C. Richard Kramlich ("Kramlich"), Arthur J. Marks ("Marks"), Thomas C. McConnell ("McConnell") and Charles W. Newhall III ("Newhall") (collectively, the "General Partners"). Dorman, Kramlich, Marks, McConnell and Newhall are individual general partners of NEA Partners V. Bond, Dorman, Kramlich, Marks, McConnell and Newhall are individual general partners of ONSET Partners. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).  Address of Principal Business Office or, if None, Residence:  The
            ------------------------------------------------- ---------
            address of the principal business office of NEA V, NEA Partners V, ONSET Partners, Dorman, Marks and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Bond, McConnell and Kramlich is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025.

Item 2(c).  Citizenship:  Each of NEA V, NEA Partners V and ONSET Partners is a
            -----------
            limited partnership organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

Item 2(d).  Title of Class of Securities:  Common Stock, $.01 par value ("Common
            ----------------------------
            Stock").

Item 2(e).  CUSIP Number:  292962107.
            ------------

Item 3.     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
            -------------------------------------------------------------------
            check whether the person filing is a:
            ------------------------------------

            (a)   [  ]  Broker or Dealer registered under Section 15 of the
                        Securities Exchange Act of 1934 (the "Act").

            (b)   [  ]  Bank as defined in Section 3(a)(6) of the Act.

            (c)   [  ]  Insurance Company as defined in Section 3(a)(19) of the
                        Act.

            (d)   [  ]  Investment Company registered under Section 8 of the
                        Investment Company Act of 1940.

            (e)   [  ]  Investment Adviser registered under Section 203 of the
                        Investment Advisers Act of 1940.

            (f)   [  ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                              Page 11 of 21 Pages

              (g)  [  ]   Parent Holding Company, in accordance with Rule 13d-
                          1(b)(ii)(G) of the Act.

              (h)  [  ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of
                          the Act.

              Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b).

Item 4.  Ownership.
         ---------

         (a) Amount Beneficially Owned: NEA V is the record owner of 647,794 shares as of December 31, 1997 (the "NEA V Shares"). ONSET Partners is an indirect general partner of ONSET Enterprise Associates, L.P. ("ONSET"), and ONSET is the record owner of 461,765 shares as of December 31, 1997 (the "ONSET Shares"). As the sole general partner of NEA V, NEA Partners V may be deemed to own beneficially the NEA V Shares. As an indirect general partner of ONSET, ONSET Partners may be deemed to own beneficially the ONSET Shares. By virtue of their relationship as affiliated limited partnerships, certain of whose general partners share some of the same individual general partners, NEA V, its general partner, NEA Partners V, and ONSET Partners, an indirect general partner of ONSET, may each be deemed to share the power to direct the disposition and vote of the NEA V Shares and the ONSET Shares, for a total of 1,109,559 shares.

              Bond is a general partner of ONSET Partners and therefore may be deemed to own beneficially the ONSET Shares, for a total of 461,765 shares. Dorman is the record owner of 4,341 shares as of December 31, 1997. As a general partner of NEA Partners V and ONSET Partners, direct or indirect general partners of NEA V and ONSET, respectively, and record owner of 4,341 shares, Dorman may be deemed to own beneficially the NEA V Shares, the ONSET Shares and the 4,341 shares, for a total of 1,113,900 shares. Kramlich is the record owner of 17,213 shares as of December 31, 1997. As a general partner of NEA Partners V and ONSET Partners, direct or indirect general partners of NEA V and ONSET, respectively, and record owner of 17,213 shares, Kramlich may be deemed to own beneficially the NEA V Shares, the ONSET Shares and the 17,213 shares, for a total of 1,126,772 shares. Marks is a general partner of NEA Partners V and ONSET Partners, direct or indirect general partners of NEA V and ONSET, respectively, and may be deemed to own beneficially the NEA V Shares and the ONSET Shares, for a total of 1,109,559 shares. McConnell is the record owner of 1,250 shares as of December 31, 1997. As a general partner of NEA Partners V and ONSET Partners, direct or indirect general partners of NEA V and ONSET, respectively, and record owner of 1,250 shares, McConnell may be deemed to own beneficially the NEA V Shares, the ONSET Shares and the 1,250 shares, for a total of 1,110,809 shares. Newhall is the record owner of 2,703 shares as of December 31, 1997. As a general partner of NEA Partners V and ONSET Partners, direct or indirect general partners of NEA V and ONSET, respectively, and record owner of 2,703 shares, Newhall may be deemed to own beneficially the NEA V Shares, the ONSET Shares and the 2,703 shares, for a total of 1,112,262 shares.

         (b)  Percent of Class: Each Reporting Person other than Bond and
              Kramlich: 12.5%. Bond: 5.2%. Kramlich: 12.7%. The foregoing percentages are calculated based on the 8,898,047 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of Endocardial Solutions, Inc. for the quarter ended September 30, 1997, as adjusted pursuant to Rule 13d-13(d)(1).

         (c)  Number of shares as to which such person has:


                              Page 12 of 21 Pages

              (i) sole power to vote or to direct the vote: 4,341 shares for Dorman, 17,213 shares for Kramlich, 1,250 shares for McConnell and 2,703 shares for Newhall. 0 shares for each other Reporting Person.

              (ii) shared power to vote or to direct the vote: 1,109,559 shares for each Reporting Person other than Bond. 461,765 shares for Bond.

              (iii) sole power to dispose or to direct the disposition of: 4,341 shares for Dorman, 17,213 shares for Kramlich, 1,250 shares for McConnell and 2,703 shares for Newhall. 0 shares for each other Reporting Person.

              (iv)  shared power to dispose or to direct the disposition of:
                    1,109,559 shares for each Reporting Person other than Bond. 461,765 shares for Bond.

         Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

Item 5.  Ownership of Five Percent or Less of a Class.
         --------------------------------------------

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
         ---------------------------------------------------------------

         Not applicable.

Item 7.  Identification and Classification of the Subsidiary
         ---------------------------------------------------
         Which Acquired the Security Being Reported on by the Parent Holding
         -------------------------------------------------------------------
         Company.
         -------

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.
         ---------------------------------------------------------

         Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(H).

Item 9.  Notice of Dissolution of Group.
         ------------------------------

         Not applicable.

Item 10. Certification.
         -------------

         Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                              Page 13 of 21 Pages

                                   SIGNATURE
                                   ---------


   After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 10, 1998


NEW ENTERPRISE ASSOCIATES V, LIMITED PARTNERSHIP

By:  NEA PARTNERS V, LIMITED PARTNERSHIP

   By:                *
       ---------------------------------
       Charles W. Newhall III
       General Partner


NEA PARTNERS V, LIMITED PARTNERSHIP

By:                 *
    ------------------------------------
    Charles W. Newhall III
    General Partner


NEA ONSET PARTNERS, LIMITED PARTNERSHIP

By:                 *
    ------------------------------------
    Charles W. Newhall III
    General Partner


             *
----------------------------------------
Cornelius C. Bond, Jr.

                              Page 14 of 21 Pages

             *
----------------------------------------
C. Richard Kramlich


             *
----------------------------------------
Arthur J. Marks


             *
----------------------------------------
Thomas C. McConnell


             *
----------------------------------------
Charles W. Newhall III



                              *By:   /s/ Nancy L. Dorman
                                   ------------------------------------------
                                   Nancy L. Dorman, in her individual
                                   capacity and as Attorney-in-Fact

--------------------------------------------------------------------------------

This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

                              Page 15 of 21 Pages

                                                      Exhibit 1
                                                      ---------

                                   AGREEMENT


   Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Endocardial Solutions, Inc.

   EXECUTED as a sealed instrument this 10th day of February, 1998.


NEW ENTERPRISE ASSOCIATES V, LIMITED PARTNERSHIP

By:  NEA PARTNERS V, LIMITED PARTNERSHIP

   By:              *
       --------------------------------
       Charles W. Newhall III
       General Partner


NEA PARTNERS V, LIMITED PARTNERSHIP

By:                 *
    -----------------------------------
    Charles W. Newhall III
    General Partner


NEA ONSET PARTNERS, LIMITED PARTNERSHIP

By:                 *
    -----------------------------------
    Charles W. Newhall III
    General Partner


                 *
---------------------------------------
Cornelius C. Bond, Jr.

                              Page 16 of 21 Pages

             *
----------------------------------------
C. Richard Kramlich


             *
----------------------------------------
Arthur J. Marks


             *
----------------------------------------
Thomas C. McConnell


             *
----------------------------------------
Charles W. Newhall III


                              *By:    /s/ Nancy L. Dorman
                                  -------------------------------------------
                                  Nancy L. Dorman, in her individual
                                  capacity and as Attorney-in-Fact

--------------------------------------------------------------------------------

This Agreement was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

                              Page 17 of 21 Pages

                                                   Exhibit 2
                                                   ---------

                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

          IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of April, 1991.


                                /s/ Raymond L. Bank
                                ----------------------------
                                Raymond L. Bank


                                /s/ Thomas R. Baruch
                                ----------------------------
                                Thomas R. Baruch


                                /s/ Cornelius C. Bond, Jr.
                                ----------------------------
                                Cornelius C. Bond, Jr.


                                /s/ Frank A. Bonsal, Jr.
                                ----------------------------
                                Frank A. Bonsal, Jr.


                                /s/ James A. Cole
                                ----------------------------
                                James A. Cole

                              Page 18 of 21 Pages

                                /s/ Nancy L. Dorman
                                ----------------------------
                                Nancy L. Dorman


                                /s/ Neal M. Douglas
                                ----------------------------
                                Neal M. Douglas


                                /s/ John W. Glynn, Jr.
                                ----------------------------
                                John W. Glynn, Jr.


                                /s/ Curran W. Harvey
                                ----------------------------
                                Curran W. Harvey


                                /s/ Ronald Kase
                                ----------------------------
                                Ronald Kase


                                /s/ C. Richard Kramlich
                                ----------------------------
                                C. Richard Kramlich


                                /s/ Robert F. Kuhling
                                ----------------------------
                                Robert F. Kuhling


                                /s/ Arthur J. Marks
                                ----------------------------
                                Arthur J. Marks


                                /s/ Thomas C. McConnell
                                ----------------------------
                                Thomas C. McConnell


                                /s/ Donald L. Murfin
                                ----------------------------
                                Donald L. Murfin


                                /s/ H. Leland Murphy
                                ----------------------------
                                H. Leland Murphy

                              Page 19 of 21 Pages

                                /s/ John M. Nehra
                                ----------------------------
                                John M. Nehra


                                /s/ Charles W. Newhall III
                                ----------------------------
                                Charles W. Newhall III


                                /s/ Terry L. Opdendyk
                                ----------------------------
                                Terry L. Opdendyk


                                /s/ Barbara J. Perrier
                                ----------------------------
                                Barbara J. Perrier


                                /s/ C. Vincent Prothro
                                ----------------------------
                                C. Vincent Prothro


                                /s/ C. Woodrow Rea, Jr.
                                ----------------------------
                                C. Woodrow Rea, Jr.


                                /s/ Howard D. Wolfe, Jr.
                                ----------------------------
                                Howard D. Wolfe, Jr.


                                /s/ Nora M. Zietz
                                ----------------------------
                                Nora M. Zietz

                              Page 20 of 21 Pages

                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

          IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 1994.

                                /s/ Peter J. Barris
                                ----------------------------
                                Peter J. Barris


                                /s/ Debra E. King
                                ----------------------------
                                Debra E. King


                                /s/ Peter T. Morris
                                ----------------------------
                                Peter. T. Morris


                                /s/ Hugh Y. Rienhoff, Jr.
                                ----------------------------
                                Hugh Y. Rienhoff, Jr.


                                /s/ Alexander Slusky
                                ----------------------------
                                Alexander Slusky


                                /s/ Louis B. Van Dyck
                                ----------------------------
                                Louis B. Van Dyck

                              Page 21 of 21 Pages